UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2007
Federal Signal Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-693 (Commission File Number)	36-1063330 (IRS Employer Identification No.)

1415 W. 22nd Street, Oak Brook, Illinois (Address of principal executive offices)	60523 (Zip Code)
(630) 954-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
In connection with the Chief Financial Officer, Ms. Stephanie Kushner’s employment offer letter in 2002, the Company committed to payment of certain supplemental defined benefit or retirement benefits to Ms. Kushner upon her retirement after the age of 57. In full satisfaction of Ms. Kushner’s rights to such payments, the Company entered into an agreement with Ms. Kushner on March 19, 2007 by which the Company agreed to credit, as of March 1, 2007, Ms. Kushner’s notional account in the new Savings Restoration Plan in the aggregate amount of $308,472 and agreed to make five additional payments in the aggregate amount of $77,480 on March 1 over the next five years, provided that Ms. Kushner is employed by our Company on such payment dates. In addition, in consideration of the fact that Ms. Kushner was not given the opportunity to make voluntary deferrals of compensation into the Supplemental and Savings and Investment Plan during 2005 and 2006, the Company credited Ms. Kushner’s notional account, also as of March 1, 2007, with the additional amount of $15,798. None of these amounts were paid currently due to the fact that the Savings Restoration Plan is an unfunded, nonqualified defined contribution plan.
The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDERAL SIGNAL CORPORATION
Dated: March 22, 2007	By:	/s/ Paul Brown

Paul Brown
Vice President and Controller